Exhibit 99.1

Oxbridge Re Highlights Strong Q1 2026 Execution, Platform Growth and Market Opportunity

GRAND CAYMAN, Cayman Islands (May 11, 2026) -- Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), a leader in digitizing reinsurance securities as tokenized real-world assets (RWAs), today reported its results for the three months ended March 31, 2026.

SurancePlus Token Platform Performance and Growth

SurancePlus continues to demonstrate strong performance across its 2025–2026 tokenized reinsurance offerings. The Balanced Yield Token (EtaCat Re), which initially targeted a 20% annual return, is now anticipated to achieve a 25% return, and the High Yield Token (ZetaCat Re) remains on track to achieve its 42% return target. These results reflect our portfolio’s disciplined underwriting approach and highlight how tokenized reinsurance can deliver consistent, uncorrelated returns within the $750 billion total addressable reinsurance market.

Platform Expansion and Ecosystem Growth

During the quarter, SurancePlus continued advancing its blockchain infrastructure, interoperability, and market presence through strategic ecosystem relationships involving Solana, Alphaledger, and LayerZero, supporting expanded visibility, connectivity, and interoperability across more than 160 blockchain networks.

The Company also continued increasing investor engagement and platform awareness initiatives as participation across the SurancePlus ecosystem expands.

In addition to its current initiatives, SurancePlus is exploring opportunities to enable tokenized reinsurance participation for third-party carriers and counterparties.

Catastrophe Market Outlook and 2026–2027 Positioning

As the Company prepares for the upcoming 2026–2027 underwriting cycle and its planned T20 and T42 offerings targeting annual returns of 20% and 42%, respectively, current industry forecasts may support a constructive underwriting environment relative to recent years.

Recent forecasts issued by Colorado State University’s (CSU) Department of Atmospheric Science indicate the 2026 Atlantic hurricane season may trend below historical averages, supported in part by anticipated El Niño conditions, which have historically contributed to reduced Atlantic storm activity.

While hurricane activity remains inherently unpredictable, management believes the combination of continued strong portfolio performance and current climate forecasts positions the Company favorably entering the next contract cycle.

Strategic Outlook

In parallel, management is making meaningful progress advancing opportunities to broaden the SurancePlus model into additional high-quality, cash-generating asset categories, including initiatives involving tokenized data center revenue streams and infrastructure aligned with the continued growth of artificial intelligence.

The Company believes these initiatives have the potential to further expand the Company’s long-term growth opportunity and support future shareholder value creation.

As of March 31, 2026, the Company reported $8.19 million in cash and restricted cash, reflecting continued balance sheet strength and supporting its ongoing strategic initiatives.

The Company believes its continued platform execution, ecosystem development efforts, and balance sheet position support its long-term strategic objectives.

Looking Ahead

The Company remains focused on scaling its business through its real-world asset (RWA) initiatives, broadening market awareness, advancing strategic ecosystem relationships, and executing on its growing pipeline of tokenized asset opportunities.

With strong performance across its current offerings, continued ecosystem development involving Solana, Alphaledger, and LayerZero, and advancement of additional asset tokenization opportunities, the Company believes it is well positioned as it enters the 2026–2027 underwriting cycle.

Jay Madhu Chairman and CEO commented, “We are pleased with the continued strong performance of this year’s tokenized reinsurance contracts. As we approach the conclusion of the season, our existing offerings remain unaffected and on track to pay out 25% and 42%, respectively.

At the same time, we continue developing the reach and visibility of the SurancePlus platform through our growing relationships involving Solana, Alphaledger, and LayerZero, supporting expanded interoperability and ecosystem access. We also remain excited about the longer-term opportunities to expand our model into additional high-quality, cash-generating assets aligned with major growth trends, including artificial intelligence infrastructure.

As of March 31, 2026, the Company reported $8.19 million in cash and restricted cash, supporting our continued strategic initiatives and long-term growth opportunities.

We believe the combination of platform growth, strong contract performance, and expanding market opportunities positions the Company well as we enter the upcoming underwriting cycle.”

Financial Performance

Net premiums earned for the three months ended March 31, 2026 decreased to $555,000 from $595,000 for the quarter ended March 31, 2025. The decrease is due to lower weighted average rate on reinsurance contracts in force during the quarter ended March 31, 2026, when compared to the prior period.

Net income for the quarter ended March 31, 2026 was $22,000, or $0 basic and diluted income per share compared to a net loss of $139,000, or ($0.02) basic and diluted loss per share, for the quarter ended March 31, 2025. The decrease in net loss is primarily due to a decreased allocation of underwriting income to tokenholders, as the Company itself is the major contributor toward 2025/26 treaty contracts in place, coupled with a decrease in unrealized loss on other investments during the quarter ended March 31, 2026 when compared with the prior period.

For the three months ended March 31, 2026, total expenses, including policy acquisition costs and general and administrative expenses, increased to $583,000 from $570,000 for the quarter ended March 31, 2025. The increase is primarily due to increased professional costs relating to investor relations and our web3 subsidiary marketing.

As of March 31, 2026, our restricted cash and cash equivalents increased by $1.21 million to $8.19 million, from $6.98 million as of December 31, 2025. The increase is the net result of premium deposits made during the three-months ending March 31, 2026 and the $1 million proceeds from the loan payable.

Financial Ratios

Loss Ratio. The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our reinsurance business. The loss ratio remained consistent at 0% for the three-month period ended March 31, 2026 when compared with prior comparative period.

Acquisition Cost Ratio. The acquisition cost ratio is the ratio of policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio measures our operational efficiency in producing, underwriting and administering our reinsurance business. The acquisition cost ratio increased marginally to 11.0% for the quarter ended March 31, 2026 from 10.9% for the quarter ended March 31, 2025.

Expense Ratio. The expense ratio is the ratio of policy acquisition costs and general and administrative expenses to net premiums earned. We use the expense ratio to measure our operating performance. For the three-month period ended March 31, 2026, the expense ratio increased to 105%, from 95.8% for the three-month period ended March 31, 2025. The increase is primarily due to increased professional costs relating to investor relations and our web3 subsidiary marketing and operations.

Combined ratio. We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the expense ratio. For the three-month period ended March 31, 2026, the combined ratio increased to 105%, from 95.8% for the three-month period ended March 31, 2025. The increase is primarily due to increased professional costs relating to investor relations and our web3 subsidiary marketing and operations.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialling the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: May 11, 2026

Time: 4.30 p.m. Eastern time

Toll-free number: 877-524-8416

International number: +1 412-902-1028

Please call the conference telephone number 15 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at +1-201-493-6280

media@incommconferencing.com

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call until May 25, 2026.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13760495

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (www.OxbridgeRe.com) (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is headquartered in the Cayman Islands. The company offers tokenized Real-World Assets (“RWAs”) as tokenized reinsurance securities and reinsurance business solutions to property and casualty insurers, through its wholly owned subsidiaries Oxbridge Reinsurance Limited, Oxbridge Re NS, and SurancePlus Inc.

Insurance businesses in the Gulf Coast region of the United States purchase property and casualty reinsurance through our licensed reinsurers Oxbridge Reinsurance Limited and Oxbridge Re NS.

Our new Web3-focused subsidiary, SurancePlus Inc. (“SurancePlus”), has developed the first “on-chain” reinsurance RWA of its kind to be sponsored by a subsidiary of a publicly traded company. By digitizing interests in reinsurance contracts as on-chain RWAs, SurancePlus has democratized the availability of reinsurance as an alternative investment to both U.S. and non-U.S. investors.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2026. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At March 31, 2026	At December 31, 2025

Assets
Cash and cash equivalents	$885	268
Restricted cash and cash equivalents	7,303	6,708
Premiums receivable	230	766
Deferred policy acquisition costs	41	102
Operating lease right-of-use assets	89	43
Prepayment and other assets	174	150
Property and equipment, net	15	16
Total assets	$8,737	8,053

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	91	91
Notes payable to noteholders	118	118
Unearned premiums reserve	370	926
Losses payable	73	73
Loan payable	1,000	-
Operating lease liabilities	89	43
Accounts payable and other liabilities	381	309
Total liabilities	2,122	1,560

Mezzanine Equity
Due to EpsilonCat Re / DeltaCat Re / EtaCat Re / ZetaCat Re Tokenholders	520	518

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 500,000,000 shares authorized; 7,801,374 and 7,664,122 shares issued and outstanding)	6	6
Additional paid-in capital	38,129	38,047
Accumulated Deficit	(32,115)	(32,137)
Total Oxbridge shareholders’ equity	6,020	5,916
Non-controlling interests	75	59
Total shareholders’ equity	6,095	5,975
Total liabilities, mezzanine and shareholders’ equity	$8,737	8,053

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Income

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended March, 31
	2026	2025

Revenue

Net premiums earned	555	595
Net investment and other income	68	79
Unrealized loss on other investments	-	(20)
Realized gain on other investments	-	35
Change in fair value of equity securities	-	3

Total revenue	623	692

Expenses
Policy acquisition costs and underwriting expenses	61	65
General and administrative expenses	522	505

Total expenses	583	570

Income before income attributable to tokenholders and non-controlling interests	40	122

Income attributable to tokenholders	(2)	(247)

Income (loss) before income attributable to non-controlling interests	38	(125)

Income attributable to non-controlling interests	(16)	(14)

Net income (loss) attributable to ordinary shareholders	22	(139)

Income (loss) per share attributable to shareholders
Basic and Diluted	-	(0.02)

Weighted-average shares outstanding
Basic and Diluted	7,799,832	6,899,062

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%
Acquisition cost ratio	11.0%	10.9%
Expense ratio	105.0%	95.8%
Combined ratio	105.0%	95.8%